Exhibit 10.2
CALLON EXECUTIVE CHANGE IN CONTROL SEVERANCE COMPENSATION PLAN
THE CALLON EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN (the “Plan”) is adopted effective as of September 21, 2022 (the “Effective Date”), for the purpose of providing eligible Executives (as defined below) of Callon Petroleum Company, a Delaware corporation (the “Company”, and together with its subsidiaries, “Callon”) with certain compensation arrangements in connection with a Change in Control (as defined below).
WITNESSETH:
WHEREAS, Callon desires to assure fair treatment of its key executives in the event of a Change in Control or Merger of Equals (as such terms are defined below) and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with Callon notwithstanding the outcome of a possible Change in Control or Merger of Equals transaction; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) believes it is essential to provide the Executive with compensation arrangements upon a Change in Control or Merger of Equals which provide the Executive with individual financial security and which are competitive with those of other similar corporations, and in order to accomplish these objectives, the Compensation Committee has caused Callon to adopt this Plan;
NOW, THEREFORE, the Company hereby adopts the Plan to read as follows:
Article 1.Definitions
For purposes of this Plan, the terms set forth below shall have the following respective meanings:
“Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
“Applicable Multiplier” means 3.0 for the Chief Executive Officer and 2.0 for each other Executive.
“Change in Control” means the occurrence of one or more of the following:
(a)The acquisition (other than directly from the Company) by any Person (other than an Exempt Person) of beneficial ownership of 30% or more of the total fair market value or total voting power of the Company’s Voting Stock, provided that if any Person owns 30% or more of the total voting power of the Company’s Voting Stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control;
(b)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets (which, for this purpose, shall be deemed to be 40% or more of the total gross fair market value of the Company’s assets) of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding Voting Stock of the parent entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s Voting Stock, (ii) no Person (excluding any Exempt Person) beneficially owns, directly or indirectly, 30% or more of the total fair market value or total voting power of the then outstanding Voting Stock of the parent entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors (or equivalent governing body) of the parent entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
“Compensation Committee” means the Compensation Committee of the Board.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Executive” means employees of Callon with the titles set forth on Exhibit B as determined in the sole discretion of the Administrator.
“Exempt Person” means any of (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s stock.
“Merger of Equals” means the consummation of a Business Combination unless, (i) such Business Combination is a Change in Control or (ii) following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 60% or more of, respectively, the then outstanding Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Stock.
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors (or members of a comparable governing body).
Article 2.Term and Participation
All Executives (as defined herein) of the Company are eligible to receive benefits under the Plan subject to the terms and conditions described herein.
This Plan shall be effective (i) for any Executive who, immediately prior to the Effective Date, was party to an individual Change in Control Severance Compensation Agreement (a “CIC Severance Agreement”) (x) if such Executive agrees in writing to the early termination of such CIC Severance Agreement, then as of the date of such agreed early termination or (y) if such Executive does not agree in writing to the early termination of such CIC Severance Agreement, then as of January 1, 2023, or (ii) for all other Executives, as of the Effective Date or such later date as may be specified by the Compensation Committee, and, in each case, will continue on until:
(a)The termination of the Executive's employment with Callon based on death, Disability (as defined in Section 4.1), or Cause (as defined in Section 4.2);
(b)The voluntary resignation of the Executive for any reason other than Good Reason (as defined in Section 4.3);
(c)Any termination of Executive's employment prior to a Change in Control or Merger of Equals, except as expressly provided in Article 3; or
(d)Any earlier termination provided by the Board or Compensation Committee, subject to the limitations set forth in Section 15.
Article 3.Deemed Eligible Termination
Except as provided herein, no benefits shall be payable hereunder unless (i) there shall have been a Change in Control, and Executive’s employment by Callon shall thereafter have been terminated within two (2) years after the date of such Change in Control, (a) by Callon other than for Cause (as defined in Section 4.2) or due to Executive’s Disability (as defined in Section 4.1) or (b) by Executive for Good Reason (as defined in Section 4.3), or (ii) there shall have been a Merger of Equals, and Executive’s employment by Callon shall thereafter have been terminated by Callon other than for Cause (as defined in Section 4.2) or due to Executive’s Disability (as defined in Section 4.1) within twelve (12) months following the date of such Merger of Equals (for purposes of this Plan, an “Eligible Termination”).
If the Executive’s employment with Callon is terminated by Callon for reasons other than Cause or Disability in accordance with the provisions of Article 4 within the six (6) month period prior to the date on which a Change in Control is effective, and it is reasonably demonstrated that such termination: (i) was at the request of a third party who has taken steps reasonably calculated to effectuate such Change in Control or (ii) otherwise arose in connection with such Change in Control, then for all purposes hereof, such termination shall be deemed to have occurred following such Change in Control (for purposes of this Plan, a “Deemed Eligible Termination”).
Notwithstanding the foregoing provisions of Article 3, with respect to any payment hereunder that (i) is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) a Change in Control would accelerate the timing of such payment, the term “Change in Control” shall mean a change in the ownership or effective control of Callon, or in the ownership of a substantial portion of the assets of Callon as defined under Code Section 409A, but only to the extent inconsistent with the above definitions and to the minimum extent necessary to comply with Section 409A, as determined by Callon.
Article 4.Termination of Employment Following a Change in Control or Merger of Equals
If (i) a Change in Control shall have occurred and Executive’s employment is subsequently terminated within two (2) years following the date of such Change in Control, (a) by Callon other than for Cause (as defined in Section 4.2) or due to Executive’s Disability (as defined in Section 4.1) or (b) by Executive for Good Reason (as defined in Section 4.3), or (ii) a Merger of Equals shall have occurred and Executive’s employment is subsequently terminated by Callon other than for Cause (as defined in Section 4.2) or due to Executive’s Disability (as defined in Section 4.1) within twelve (12) months following the date of such Merger of Equals, Executive shall be entitled to the benefits provided in Articles 6 and 7, subject to the additional requirements set forth therein. For the avoidance of doubt, no benefits will be payable hereunder on a termination of Executive’s employment due to Disability or death, due to termination by Callon for Cause, or due to Executive’s voluntary termination of employment without Good Reason.
4.1Disability. If, upon the Disability (as defined below) of Executive, and within thirty (30) days after written Notice of Termination (as defined in Section 4.4) is given, Executive has not returned to the full-time performance of his or her employment duties, Callon may terminate Executive’s employment for Disability. For purposes of this Plan, “Disability” is defined as the physical or mental inability of Executive to carry out the normal and usual duties of his or her employment on a full-time basis for an entire period of six (6) continuous months, together with the reasonable likelihood, as determined by the Board upon the advice of a physician selected or approved by the Board, that Executive will be unable to carry out the normal and usual duties of his or her employment on a full-time basis for the next following continuous period of six (6) months.
4.2Cause. For purposes hereof, “Cause” is defined as: (i) the conviction of the Executive by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Executive; (ii) the commission by the Executive of a material act of fraud upon Callon; (iii) the material misappropriation by the Executive of any funds or other property of Callon; (iv) the knowing engagement by the Executive without the written approval of the Board, in any material activity which directly competes with the business of Callon, or which would directly result in material injury to the business or reputation of Callon; (v) (1) a material breach by the Executive during the Executive’s employment with Callon of any of the restrictive covenants set out in the Executive’s employment agreement with the Company, if applicable, or (2) the willful and material nonperformance of the Executive’s duties to Callon (other than by reason of the Executive’s illness or incapacity), and, for purposes of this clause (v), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by the Executive not in good faith and without his or her reasonable belief that such action or omission was in the best interest of Callon, (vi) any breach of the Executive’s fiduciary duties to Callon, including, without limitation, the duties of care, loyalty and obedience to the law; and (vii) the intentional failure of the Executive to comply with Callon’s Code of Business Conduct and Ethics, or to otherwise discharge his or her duties in good faith and in a manner that the Executive reasonably believes to be in the best interests of Callon, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.
4.3Good Reason. Subject to Section 4.4, Executive may terminate his or her employment for Good Reason. For purposes of this Plan, “Good Reason” shall mean any of the following:
(a)Following a Change in Control, a material diminution in the scope, nature or status of Executive’s responsibilities;
(b)Following a Change in Control, (1) a reduction in Executive’s base salary as in effect on the date of a Change in Control or as the same may be increased from time to time thereafter, or (2) a failure by Callon to continue to provide Executive with compensation and benefits that do not represent a material reduction, either in amount of compensation opportunity and benefits provided or the level of the Executive’s participation relative to other participants, in the compensation and benefits provided immediately prior to the Change in Control;
(c)Following a Change in Control, Executive’s relocation by Callon to a location in excess of 50 miles from the location where Executive was based immediately prior to the Change in Control, except for a relocation consented to by Executive, if all reasonable costs of relocation, including moving expenses, costs of selling a principal residence (and, if requested by Executive, the purchase of such principal residence at its then-appraised value as appraised by a qualified and licensed appraiser selected by Executive) are paid or provided for by Callon;
(d)Following a Change in Control, the failure by Callon to continue in effect any compensation plan in which Executive participates unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with a Change in Control, or the failure of Callon to continue Executive’s participation therein or the taking of any action by Callon which would materially and adversely affect Executive’s participation in any such plan or reduce Executive’s benefits thereunder;
(e)Following a Change in Control, the failure by Callon to continue to provide Executive with benefits not less, in the aggregate, than those enjoyed under any of Callon’s retirement, life insurance, medical, health, and accident, or disability plans in which Executive was participating at the time of a Change in Control or the taking of any action by Callon which would directly or indirectly materially reduce any such benefits;
(f)Following a Change in Control, the failure of Callon to obtain a satisfactory agreement from any successor or parent thereof to assume and agree to perform this Plan pursuant to Article 8; or
(g)Following a Change in Control, any purported termination of Executive’s employment with Callon which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.4 (and for purposes of this Plan, no such purported termination shall be effective).

Notwithstanding the foregoing definition of “Good Reason”, the Executive cannot terminate his or her employment hereunder for Good Reason unless the Executive (1) first notifies the Board in writing of the event (or events) which the Executive believes constitutes a Good Reason event under clauses (a) through (g) (above) within sixty (60) calendar days from the date of such event, and (2) provides Callon with at least thirty (30) calendar days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) the Executive specifically agrees, in writing, that after any such modification or accommodation made by Callon, such event does not constitute a Good Reason event hereunder.
The Executive’s mental or physical incapacity following the occurrence of any of the circumstances described in clauses (a) through (g) (above) shall not affect the Executive’s ability to terminate employment for Good Reason, and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect his or her designated beneficiary’s entitlement to any benefits provided hereunder upon a termination of employment for Good Reason. Notwithstanding anything herein to the contrary, the Executive’s resignation under this Plan, with or without Good Reason, shall not affect the Executive’s eligibility to receive benefits under any retirement or pension plan of Callon or its Affiliates.
4.4Notice of Termination. Any termination pursuant to the foregoing provisions of this Article 4 (excluding a termination due to Executive’s death) shall be communicated by written Notice of Termination to the Executive or Company, as applicable. For purposes hereof, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision herein relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. In the event that Executive seeks to terminate his or her employment with Callon pursuant to Section 4.3, he or she must communicate his or her written Notice of Termination to Callon within sixty (60) days of being notified of such action or actions by Callon which constitute Good Reason for termination.
4.5Date of Termination. The term “Date of Termination” shall mean: (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive has not returned to the performance of his or her duties on a full-time basis during such thirty (30) day period); or (ii) if Executive’s employment is terminated pursuant to Section 4.3, or if Executive’s employment is terminated for any other reason, the date that Executive incurs a “separation from service” (as such term is defined in final Treasury Regulations issued under Code Section 409A and any other authoritative guidance issued thereunder), as determined by Callon.
4.6Reimbursement of Expenses. To the extent this Plan provides for the reimbursement of expenses which are not specifically excluded from Code Section 409A, (i) the amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year and (ii) the reimbursement shall be made not later than by December 31st of the year following the calendar year in which such expense was incurred by the Executive.
Article 5.Compensation Upon Termination
5.1Certain Terminations following a Change in Control or Merger of Equals. If a Change in Control or Merger of Equals shall have occurred and Executive’s employment is subsequently terminated under circumstances described in the first paragraph of Article 4, or if Executive incurs a Deemed Eligible Termination, the Executive shall be entitled to the following benefits, provided that within fifty (50) days following the Date of Termination the Executive signs, and does not timely revoke, a general release in substantially the form set forth on Exhibit A, and the Executive affirmatively agrees not to violate the provisions of Article 7:
(a)Callon shall pay to the Executive in a lump sum, in cash, on the date which is six (6) months following his or her Date of Termination, an amount equal to the sum of:
(i)     the Applicable Multiplier times the sum of: (A) the Executive’s annual base salary as in effect immediately prior to the Change in Control or Merger of Equals, as applicable, or, if higher, in effect immediately prior to the Date of Termination and (B) the greatest of:
(1)     the average annual bonus (under all Callon annual bonus plans for which the Executive is eligible) earned with respect to the three (3) most recently completed full fiscal years (provided that if the Executive has not been employed for the entire duration of each of the three (3) most recently completed full fiscal years, he or she will be deemed to have earned his or her target annual bonus for any year for which he or she was not employed for the entire fiscal year for purposes of calculating the average in this clause (B)(1)),
(2)     the target annual bonus (under all Callon annual bonus plans for which the Executive is eligible) for the fiscal year in which the Change in Control or Merger of Equals, as applicable, occurs or
(3)     the target annual bonus (under all Callon annual bonus plans for which the Executive is eligible) for the fiscal year in which the Date of Termination occurs;
(ii)     the Pro-Rata Bonus (as defined below); and
(iii)     any actual annual bonus for any completed calendar year that has been earned by the Executive but has not been paid as of the Date of Termination.
For purposes of this Plan, the “Pro-Rata Bonus” shall be an amount calculated as set forth below, in each case, as of the relevant year with respect to which the calculation is being made, subject to proration based on the number of days in the calendar year Executive remained employed through the date of the Date of Termination:
(i)If calculated as of a date prior to July 1: the target annual bonus (using the greater of the target annual bonus in effect for the year in which the Date of Termination occurs or the year in which the Change in Control or Merger of Equals occurs); and
(ii)If calculated as of July 1 or later: the actual bonus based on (x) for quantitative performance measures, the Company’s actual performance through the end of the completed calendar quarter immediately preceding the calculation date as determined by the Compensation Committee and (y) for qualitative performance measures, target performance.
(b)Callon shall, at its expense, maintain in full force and effect for Executive’s and Executive’s eligible dependents continued benefit until twenty-four (24) months after the Date of Termination all medical, dental, and vision insurance coverage to which Executive and Executive’s eligible dependents were entitled immediately prior to the Notice of Termination. The continued coverage under this Section 5.1(b) shall be provided in a manner that is intended to satisfy an exception to Section 409A of the Code, and therefore not treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, including (i) providing such benefits on a nontaxable basis to Executive, (ii) providing for the reimbursement of medical expenses incurred during the time period during which Executive would be entitled to continuation coverage under a group health plan of Callon pursuant to Section 4980B of the Code (i.e., COBRA continuation coverage), (iii) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, or (iv) such other manner as determined by Callon in compliance with an exception from being treated as nonqualified deferred compensation subject to Code Section 409A. Further, the continued coverage under this Section 5.1(b) shall be provided as alternative coverage to continuation coverage under Section 4980B of the Code (“COBRA”) and if Executive accepts such continued coverage under this Section 5.1(b), he or she will be deemed to have declined COBRA continuation coverage. In the event of a Deemed Eligible Termination, (i) the Executive will be entitled to a make-up payment (paid on the date the Executive’s severance payment is made pursuant to Section 5.1(a)) in an amount equal to the value of the coverage that would have been provided from the Date of Termination until the date of the Change in Control or Merger of Equals, as applicable, had Executive been treated as eligible for benefits pursuant to Section 5.1(b) as of the Date of Termination, and (ii) Executive’s benefits pursuant to this Section 5.1(b) will begin as of the date of the Change in Control or Merger of Equals, as applicable.
(c)Callon’s obligation to pay severance amounts due to the Executive pursuant to this Section 5.1, to the extent not already paid, shall cease immediately and such payments will be forfeited if the Executive violates any of the covenants or conditions described in Sections 7.1, 7.2 or 7.3 after the Date of Termination.
5.2Limitation on Payments.
(a)    Definitions. For purposes of this Section 5.2, the following capitalized terms have the meanings ascribed to them, below.
“Excise Tax” means the excise tax imposed by Section 4999 of the Code with respect to the Total Payments together with any interest or penalties with respect to such excise tax.
“Incentive Award” means a stock option, stock appreciation right, restricted stock award, restricted stock unit award, or other equity-type award under any plan or agreement in which Executive has, or will (by the passage of time or based on Executive’s performance) have, an interest in the capital stock of Callon or an Affiliate, or a right to obtain capital stock or an interest in capital stock of Callon or an Affiliate as well as any cash retention, performance, or incentive award, other than annual bonuses under any Callon bonus plan.
“Net After-Tax Benefit” means (i) the Total Payments less (ii) the amount of all United States federal, state and local income and employment taxes payable with respect to the Total Payments (calculated at the maximum applicable marginal income tax rate for Executive under the Code), and less (iii) the amount of the Excise Tax imposed (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing).

“Total Payments” means the total payments or other benefits that Executive becomes entitled to receive from Callon or an Affiliate in connection with a Change in Control or Merger of Equals that would constitute a “parachute payment” (within the meaning of Section 280G of the Code), whether payable pursuant to the terms of this Plan or any other plan, arrangement, or agreement with Callon or an Affiliate.
(b)    Maximum Net After-Tax Benefit. The Total Payments shall be reduced to the minimum extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if, by reason of such reduction, the Net After-Tax Benefit received by Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by Executive if no such reduction was made. It is thus the objective of this Plan to maximize Executive’s Net After-Tax Benefit if any payments or benefits provided hereunder are subject to the Excise Tax.
In the event it is determined that the Total Payments to or for the benefit of Executive, whether paid or payable or distributed or distributable or otherwise, including, by example and not by way of limitation, acceleration of the date of vesting or payment or rate of payment under any plan, program or arrangement of Callon, would be subject to the Excise Tax, Callon shall first make a calculation under which such payments or benefits provided to Executive under this Plan are reduced, to the minimum extent necessary, so that no portion thereof shall be subject to the Excise Tax (the “Section 4999 Limit”). Callon shall then compare (i) Executive’s Net After-Tax Benefit assuming application of the Section 4999 Limit with (ii) Executive’s Net After-Tax Benefit without the application of the Section 4999 Limit. In the event (i) is greater than (ii), Executive shall receive Total Payments solely up to the 4999 Limit. In the event (ii) is greater than (i), Executive shall be entitled to receive all such Total Payments, and shall be solely liable for any and all Excise Tax related thereto.
All determinations required to be made under this Section 5.2, including whether an Excise Tax may apply to the Total Payments, will be made by the independent accounting firm which served as Callon’s auditor immediately prior to the Change in Control or Merger of Equals, as applicable (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by Callon and it shall be Callon’s obligation to cause the Accounting Firm to take any actions required hereby.
Callon will direct the Accounting Firm to submit detailed supporting calculations both to Callon and the Executive within fifteen (15) business days after the Date of Termination, if applicable, or such earlier time as is requested by Callon. If applicable, Executive and Callon shall each provide the Accounting Firm with access to, and copies of, any books, records and documents in their respective possessions, as reasonably requested by the Accounting Firm, and otherwise reasonably cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.2.
If the Accounting Firm determines that a reduction in payments is required under this Section 5.2, Callon shall (to the extent feasible) reduce the Total Payments in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any Incentive Award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to Executive on a prorata basis or in such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any Incentive Award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any Incentive Award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return.
5.3No Mitigation or Set-off of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Article 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise. Callon’s obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action which Callon may have against Executive.
Article 6.Stock Options and Other Plans
6.1Acceleration of Benefits. If Executive is eligible for severance payments pursuant to Section 5.1, including having signed and not timely revoked a general release in substantially the form set forth on Exhibit A, the following shall automatically occur effective as of the sixtieth (60th) day following the Date of Termination, subject to delayed payment as may be required pursuant to Article 15:
(a)Notwithstanding any provision to the contrary in any applicable plan or agreement between Executive and Callon, all outstanding Incentive Awards then held by or for the benefit of Executive shall immediately become one hundred percent (100%) vested and, if applicable, exercisable, with any performance-based Incentive Awards earned at the level specified for a Change in Control event in the applicable award agreement, with the date of such Change in Control event for purposes of determining the applicable performance level being the date of the Change in Control or Merger of Equals, as applicable, or, if not specified, at the target level; provided, however, that such Incentive Awards shall not be accelerated if it would be an impermissible acceleration under Section 409A of the Code, but will be paid at the earliest permissible payment event consistent with the terms of the award and the requirements of Section 409A of the Code.
(b)Notwithstanding any provision to the contrary in any stock option agreement between Executive and Callon, Executive’s right to exercise any previously unexercised and outstanding option under any stock option agreement shall not terminate until the latest date on which such option would expire under the terms of such agreement but for Executive’s termination of employment.
(c)In the event Executive incurs a Deemed Eligible Termination and Incentive Awards that would have been accelerated or exercisability extended pursuant to this Article 6 have been forfeited as a result of Executive's earlier termination of employment, then Executive shall be entitled to a cash payment equal to (i) the value of any forfeited Incentive Award, determined, if applicable, based on the cash or market value of the number of securities that would have been delivered to Executive pursuant to such Incentive Award, in each case assuming the Incentive Awards were vested and delivered (and, if applicable, exercised) as of the date Executive's severance payments are made pursuant to this Plan (or, with respect to any option, the last day of the original option term, if earlier), with any performance-based Incentive Awards vesting at the level specified in Section

6.1(a), reduced by (ii) the amount of any payment previously made in connection with the vesting or exercise of such Incentive Award.
Article 7.Noncompetition, Nonsolicitation, Nondisclosure of Trade Secrets, Nonpublic Information, and Ownership
7.1Noncompetition. If he or she becomes eligible for severance payments pursuant to Section 5.1, for a period of one (1) year after the Date of Termination, Executive shall not compete with Callon by providing material services to an “Oil and Gas Business” in any geographic location where Callon operated as of the Date of Termination (the “Restricted Area”) if such services are in direct competition with Callon; provided, that Executive shall not be in breach of the foregoing if, during the one (1)-year period following the Date of Termination,
(x) Executive provides professional advisory services via an established professional services firm (including, without limitation, accounting, legal and financial services through a nationally or regionally recognized organization) to any other person, partnership, association or corporation or other entity that is an Oil and Gas Business;
(y) Executive provides material services to an Oil and Gas Business that operates within the Restricted Area but such Oil and Gas Business in the Restricted Area represents no more than 50% of the entity’s overall business, provided that such Executive’s services do not directly relate to the Oil and Gas Business in the Restricted Area; or
(z) Executive provides material services to an Oil and Gas Business that operates within the Restricted Area, provided, that, the provision of such services are provided outside of the Restricted Area and are not in direct competition with Callon provided, further, that provision of such services does not directly relate to such Oil and Gas Business within the Restricted Area.
As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing oil and gas interests, or engaging in or being connected with, as a principal, owner, officer, director, employee, promoter, direct consultant, direct contractor, partner, member, joint venture, agent, equity owner (excluding as a passive equity owner) or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business.
The above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Plan for whatever reason. Any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 7.1 is too broad to be enforced as written, the court shall reform the provision to such narrower scope as it determines to be reasonable and enforceable.
7.2Nonsolicitation. If Executive becomes eligible for severance payments pursuant to Section 5.1, for a period of one (1) year after the Date of Termination, Executive shall not, on his or her own behalf or on behalf of any other person, partnership, association, corporation, or other entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of Callon to leave the employment of Callon, nor shall he or she use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses of Callon’s employees. The above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Plan for whatever reason. Any invalidity or unenforceability of any one or more such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 7.2 is too broad to be enforced as written, the court shall reform the provision to such narrower scope as it determines to be reasonable and enforceable.
7.3Nondisclosure of Trade Secrets. Callon promises to disclose to Executive and Executive, as a result of, his or her employment by Callon, will receive, make use of, acquire, have access to and/or become familiar with, various trade secrets and proprietary and confidential information of Callon, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, method of doing business, identities, locations, performance and compensation levels of employees, and other confidential information (individually and collectively, “Trade Secrets”) which are owned by Callon and used in the operation of its business, and as to which Callon takes precautions to prevent dissemination to persons other than certain directors, officers, and employees. The Trade Secrets:
(a)Are secret and not known in the industry;
(b)Give Callon an advantage over competitors who do not know or use the Trade Secrets;
(c)Are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and
(d)Are valuable, special, and unique assets of Callon, the disclosure of which could cause substantial injury and loss of profits and goodwill to Callon.
Executive shall not use in any way or disclose any of the Trade Secrets and confidential and proprietary information, directly or indirectly, either during or after the term of his or her employment, except as required in the course of his or her employment with Callon, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Executive. All files, records, documents, information, data, and similar items relating to the business of Callon, whether prepared by Executive or otherwise coming into his or her possession, will remain the exclusive property of Callon and may not be removed from the premises of Callon under any circumstances without the prior written consent of Callon (except in the ordinary course of business during Executive’s period of active employment under this Plan), and in any event must be promptly delivered to Callon upon termination of Executive’s employment with Callon. Upon his or her receipt of any subpoena, process, or other requests to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, whether received during or after the term of Executive’s employment with Callon, Executive shall timely notify and promptly deliver a copy of the subpoena, process, or other request to Callon. For this purpose, Callon (including any attorney retained by Callon) shall be Executive’s true and lawful attorney-in-fact, to act in Executive’s name, place, and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.
The above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Plan for whatever reason. Any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 7.3 is too broad to be enforced as written, the court shall reform the provision to such narrower scope as it determines to be reasonable and enforceable.
7.4Ownership. All inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and Trade Secrets which arise out of the performance of this Plan are the property of Callon.
7.5No Disparaging Comments. If an Executive becomes eligible for severance payments pursuant to Section 5.1, Executive and Callon shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive's employment or separation from employment with Callon; provided, however, that nothing in this Plan shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by the Company or any Executive that is required by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to Callon or any Executive, as applicable.
7.6Protected Disclosures. Notwithstanding anything herein to the contrary, nothing in this Plan will be construed to prohibit the Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. This Plan does not limit the Executive’s right to receive an award for information provided to any governmental agency or regulatory body. Further, in accordance with the Defend Trade Secrets Act, the Executive may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.7Subsidiaries and Affiliates Included. Except where otherwise expressly provided, for all purposes of the obligations of Executive under this Article 7, the term “Callon” refers to the Callon Petroleum Company and its Subsidiaries and Affiliates.
Article 8.Successors; Binding Agreement
8.1Successors of Callon. Callon will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Callon, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Plan in the same manner and to the same extent that Callon would be required to perform it if no such succession had taken place. Failure of Callon to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle Executive to compensation from Callon in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his or her employment for Good Reason, the date on which any such succession becomes effective shall be deemed the Date of Termination; provided however, that such compensation shall be paid to Executive only if such successor is a considered to be a successor to Callon by reason of a Change in Control. As used herein, “Callon Petroleum Company” shall mean Callon as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption provided for in this Section 8.1, or which otherwise becomes bound by all the terms and provisions hereof by operation of law. Wherever appropriate to the intention of the Plan, the respective rights and obligations of Callon or the Executives, as applicable, hereunder shall survive any termination or expiration of this Plan.

8.2Executive’s Heirs, Etc. This Plan shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amounts would still be payable to him or her hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to his or her designee or, if there be no such designee, to his or her estate upon prior receipt by Callon of a proper notice regarding the legal representative of such estate.
Article 9.Notice
For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed. Each notice or other communication required or permitted under this Plan shall be in writing and transmitted or delivered by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified or registered United States mail (with return receipt requested), addressed to Callon at its principal place of business and to Executive at his or her address as shown on the records of Callon, provided that all notices to Callon shall be directed to the attention of the Chief Executive Officer of Callon with a copy to the Corporate Secretary of Callon, or to such other address provided in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt, or at such other address as the recipient has designated by notice to Callon or an Executive, as applicable.
Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. (local time of the recipient) on a business day, the notice or other communication shall be deemed given, received and effective on the next business day.
Article 10.Miscellaneous
10.1Tax Consequences. Callon or its affiliate shall withhold from any payments or benefits under this Plan (whether or not otherwise acknowledged under this Plan) all federal, state, local, or other taxes that it is required to withhold.
Executive understands, acknowledges, and agrees that Company cannot, and does not, provide any tax or legal advice to Executive. Any tax-related information that has been provided, or will be provided, to Executive is solely for informational purposes and should not be relied upon by Executive. Executive acknowledges that he has reviewed with his or her own tax advisors the tax consequences of this Plan and the transactions contemplated hereby. Executive is relying solely on his or her tax advisors and not on any statements or representations of Callon or any of its agents and understands that Executive (and not Callon) shall be responsible for Executive’s own tax liability that may arise as a result of this Plan or the transactions contemplated hereby, except as otherwise specifically provided in this Plan.
10.2Employment Status. Nothing in this Plan provides the Executive with any right to continued employment with Callon or any of its affiliates, or shall interfere with the right of Callon or an affiliate to terminate the Executive’s employment at any time subject to Callon’s obligations under this Plan.
10.3Exclusivity. This Plan supersedes any and all prior plans, policies or practices, written or oral, with respect to severance pay or benefits upon a termination of employment that may have previously applied to Executives, including, without limitation, the Callon Petroleum

Company Severance Pay Plan and any individual CIC Severance Agreements. Notwithstanding the foregoing, Executives in the Plan are eligible to concurrently participate in the Callon Petroleum Company Executive Severance Pay Plan, but shall only be entitled to benefits under either this Plan or the Executive Severance Pay Plan, as determined by the Compensation Committee based on relevant facts and circumstances.
10.4Reformation and Severability. This Plan is intended to comply with all applicable laws and legal requirements. Should any provision of this Plan be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the Plan shall first be reformed to make the provision at issue enforceable and effective to the full extent permitted by law. If such reformation is not possible, all remaining provisions of this Plan shall otherwise remain in full force and effect and shall be construed as if such illegal, invalid, or unenforceable provision has not been included herein.
Article 11.Governing Law; Jurisdiction
To the extent legally required, the Code shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, Callon reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code, the Plan shall be governed by the laws of the State of Texas, without regard to the choice of law principles thereof. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS PLAN SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS. EACH EXECUTIVE IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH EXECUTIVE IN RESPECT OF THE EXECUTIVE’S RIGHTS OR OBLIGATIONS HEREUNDER.
Article 12.Interpretative Matters
In the interpretation of the Plan, except where the context otherwise requires:
(a)“including” or “include” does not denote or imply any limitation;
(b)“or” has the inclusive meaning “and/or”;
(c)the singular includes the plural, and vice versa, and each gender includes each of the others;
(d)captions or headings are for reference purposes only, and they are not to be considered in interpreting the Plan;
(e)“Article” refers to an Article of the Plan, unless otherwise stated in the Plan;
(f)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan;
(g)“month” refers to a calendar month; and
(h)a reference to any statute, rule, or regulation includes (1) any amendment thereto, (2) any statute, rule, or regulation enacted or promulgated in replacement thereof, and (3) any regulation or other authority issued by the appropriate governmental entity under, or with respect to, a statute.

Article 13.Compliance with Section 409A
Any provisions of the Plan that are subject to Section 409A of the Code (“Section 409A”) are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Section 409A. Notwithstanding any provision of this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amount or benefit that constitutes “non-qualified deferred compensation” (within the meaning of Section 409A) upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision, references herein to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
Notwithstanding any provision of this Plan to the contrary, if any payment or other benefit provided herein would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as required by Section 409A for a “specified employee,” then if the Executive is on the applicable date a specified employee, any such payment that the Executive would otherwise be entitled to receive during the first six months following his or her “separation from service” (as defined under Section 409A) shall be accumulated and paid, within ten (10) days after the date that is six months following the Executive’s date of “separation from service,” or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon the Executive’s death.
With respect to any amounts or benefits that are subject to Section 409A, this Plan shall in all respects be administered in accordance with Section 409A. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Plan.
All reimbursements and in-kind benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A. Within the time period permitted by Section 409A, Callon may, in consultation with the Executive, modify the Plan in the least restrictive manner necessary and without any diminution in the value of payments or other benefits to the Executive hereunder, in order to avoid the imposition of accelerated tax, additional tax and/or penalties on the Executive under Section 409A.
Article 14.Administration
The Compensation Committee is hereby appointed as the plan administrator (“Administrator”) unless and until such appointment is modified by the Compensation Committee. In determining the eligibility of participants for benefits and in construing the Plan’s terms, the Administrator has the power to exercise discretion in the construction of doubtful, disputed, or ambiguous terms or provisions of the Plan, in cases where the Plan instrument is silent, or in the application of Plan terms or provisions to situations not clearly or specifically addressed in the Plan itself. All decisions of the Administrator made on all matters within the scope of authority shall be final and binding upon all persons, including Callon, any trustee, all participants, their heirs and personal representatives, and all labor unions or other similar organizations representing participants.

Article 15.Modification and Termination of Plan
Callon reserves the right to modify, suspend, or terminate the Plan at any time, in whole or in part, in such manner as it shall determine; provided, however, that no such amendment, modification or termination that materially and adversely affects the benefits or protections provided hereunder to any Executive (a) shall be effective if Callon enters into a definitive agreement to consummate a transaction that would constitute a Change in Control or Merger of Equals within the ninety (90) day period following the date of such amendment, modification or termination, (b) may be implemented following a Change in Control prior to the later to occur (x) the two (2)-year anniversary of the date of such Change in Control and (y) the date on which any payments and benefits payable under this Plan have been fully paid or provided, or (c) may be implemented following a Merger of Equals prior to the later to occur (x) the one (1)-year anniversary of the date of such Merger of Equals and (y) the date on which any payments and benefits payable under this Plan have been fully paid or provided.
Callon may exercise its reserved rights of amendment, modification or termination (i) by written resolution by the Board, (ii) by written resolution by the Compensation Committee, or (iii) by written actions exercised by any other entity or person to which or to whom the Board or the Compensation Committee has specifically delegated rights of amendment, modification, or termination.
The Board hereby delegates to the Administrator the ability to amend or modify (but not to terminate) this Plan to the extent that such amendment or modification is not a material Plan design change.

* * * * * * * * * *

EXHIBIT A
FORM OF WAIVER AND RELEASE
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
1.In consideration of, and as a condition precedent to, the severance payment (the “Severance”) described in that certain Change in Control Severance Plan (the “Plan”) effective as of _____, 2022 between Callon Petroleum Company, a Delaware corporation (the “Company”), and [____________________] (“Executive”), which were offered to Executive in exchange for a general waiver and release of claims (this “Waiver and Release”). Executive having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Executive has sustained or claimed, or may be entitled to claim, Executive, for himself or herself, and his or her heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors, as well as all employee benefit plans maintained by any of the foregoing entities or individuals, and all fiduciaries and administrators of such plans, in their personal and representative capacities (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Executive had, now has, or may have against the Released Parties relating in any way to Executive’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release. Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from any obligations set forth in the Plan.
2.Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his or her employment or the separation of his or her employment with the Company prior to and including the date of execution of this Waiver and Release.
3.In addition, Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Plan or claims of Executive not released by and in this Waiver and Release.
4.In consideration of, and as a condition precedent to, the receipt of Severance defined in the Plan, Executive agrees to be bound by the following covenants:
a.Noncompetition. The Executive agrees that, if he or she becomes eligible for Severance pursuant to Section 5.1 of the Plan, for a period of one (1) year after the Date of Termination (as defined in the Plan), Executive shall not compete with Callon by providing material services to an “Oil and Gas Business” in any geographic location where Callon operated as of the Date of Termination (the “Restricted Area”) if such services are in direct competition with Callon; provided, that Executive shall not be in breach of the foregoing if, during the one (1)-year period following the Date of Termination, (x) Executive provides professional advisory services via an established professional services firm (including, without limitation, accounting, legal and financial services through a nationally or regionally recognized organization) to any other person, partnership, association or corporation or other entity that is an Oil and Gas Business; (y) Executive provides material services to an Oil and Gas Business that operates within the Restricted Area but such Oil and Gas Business in the Restricted Area represents no more than 50% of the entity’s overall business, provided that such Executive’s services do not directly relate to the Oil and Gas Business in the Restricted Area; or (z) Executive provides material services to an Oil and Gas Business that operates within the Restricted Area, provided, that, the provision of such services are provided outside of the Restricted Area and are not in direct competition with Callon, provided, further, that provision of such services does not directly relate to such Oil and Gas Business within the Restricted Area.
As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing oil and gas interests, or engaging in or being connected with, as a principal, owner, officer, director, employee, promoter, direct consultant, direct contractor, partner, member, joint venture, agent, equity owner (excluding as a passive equity owner) or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business. The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of the Plan for whatever reason. The parties agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of Section 7.1 of the Plan is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

b.Nonsolicitation. If Executive becomes eligible for Severance pursuant to Section 5.1 of the Plan, for a period of one (1) year after the Date of Termination, Executive agrees he or she will not, on his or her own behalf or on behalf of any other person, partnership, association, corporation, or other entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of Callon to leave the employment of Callon, nor shall he or she use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses of Callon’s employees. The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of the Plan for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of Section 7.2 of the Plan is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
c.Nondisclosure of Trade Secrets. Callon promises to disclose to Executive and Executive acknowledges that in, and as a result of, his or her employment by Callon, will receive, make use of, acquire, have access to and/or become familiar with, various trade secrets and proprietary and confidential information of Callon, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, method of doing business, identities, locations, performance and compensation levels of employees, and other confidential information (individually and collectively, “Trade Secrets”) which are owned by Callon and used in the operation of its business, and as to which Callon takes precautions to prevent dissemination to persons other than certain directors, officers, and employees. Executive acknowledges and agrees that the Trade Secrets:
i.Are secret and not known in the industry;
ii.Give Callon an advantage over competitors who do not know or use the Trade Secrets;
iii.Are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and
iv.Are valuable, special, and unique assets of Callon, the disclosure of which could cause substantial injury and loss of profits and goodwill to Callon.
Executive promises not to use in any way or disclose any of the Trade Secrets and confidential and proprietary information, directly or indirectly, either during or after the term of his or her employment, except as required in the course of his or her employment with Callon, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Executive. All files, records, documents, information, data, and similar items relating to the business of Callon, whether prepared by Executive or otherwise coming into his or her possession, will remain the exclusive property of Callon and may not be removed from the premises of Callon under any circumstances without the prior written consent of Callon (except in the ordinary course of business during Executive’s period of active employment under the Plan), and in any event must be promptly delivered to Callon upon termination of Executive’s employment with Callon. The Executive agrees that upon his or her receipt of any subpoena, process, or other requests to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, whether received during or after the term of Executive’s employment with Callon, Executive shall timely notify and promptly deliver a copy of the subpoena, process, or other request to Callon. For this purpose, the Executive irrevocably nominates and appoints Callon (including any attorney retained by Callon) as his true and lawful attorney-in-fact, to act in Executive’s name, place, and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.
The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of the Plan for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of Section 7.3 of the Plan is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
d.Ownership. The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and Trade Secrets which arise out of the performance of the Plan are the property of Callon.
e.No Disparaging Comments. If an Executive becomes eligible for severance payments pursuant to Section 5.1 of the Plan, Executive and Callon shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive's employment or separation from employment with Callon; provided, however, that nothing in the Plan shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by either party that is required by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the parties.
Executive acknowledges that in executing this Waiver and Release, he or she has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any other state constitution which may be deemed to apply) and rights to disclose, communicate, or publish disparaging information or comments concerning or related to Callon; provided, however, nothing in the Plan shall be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.
f.Protected Disclosures. Notwithstanding anything herein to the contrary, nothing in the Plan will be construed to prohibit the Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. The Plan does not limit the Executive’s right to receive an award for information provided to any governmental agency or regulatory body. Further, in accordance with the Defend Trade Secrets Act, the Executive may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
g.Subsidiaries and Affiliates Included. Except where otherwise expressly provided, for all purposes of the obligations of Executive under Article 7 of the Plan, the term “Callon” refers to the Callon Petroleum Company and its Subsidiaries and Affiliates.
5.This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Executive disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Plan to the contrary, the Company and Executive further agree that nothing in this Waiver and Release or the Plan (i) limits Executive’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Executive’s right to receive an award for information provided to any Government Agencies.
6.Executive expressly acknowledges that he or she is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and the other Released Parties from all rights or claims he or she has or may have against the Released Parties including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Executive signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Executive further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he or she was already entitled in the absence of this waiver. Executive further acknowledges: (a) that he or she has been informed by this writing that he or she should consult with an attorney prior to executing this Waiver and Release; (b) that he or she has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he or she is, through this Waiver and Release, releasing the Company and the other Released Parties from any and all claims he or she may have against any of them; (d) he or she understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he or she executes this Waiver and Release; (e) he or she has at least [twenty-one (21)] [forty-five (45)] days within which to consider this Waiver and Release; and (f) he or she has seven (7) days following his or her execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Executive has signed and has not revoked the Waiver and Release.
7.Executive acknowledges and agrees that: (a) he or she has had reasonable and sufficient time to read and review this Waiver and Release and that he or she has, in fact, read and reviewed this Waiver and Release; (b) that he or she has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he or she has had (or has had the opportunity to take) [twenty-one (21)] [forty-five (45)] calendar days to discuss the Waiver and Release with a lawyer of his or her choice before signing it and, if he or she signs before the end of that period, he or she does so of his or her own free will and with the full knowledge that he or she could have taken the full period; (d) that he or she is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he or she is not relying upon any oral representations made to him or her regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he or she is receiving consideration in addition to that which he or she was already entitled; and (g) that he or she has received all information he or she requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the other Released Parties.
8.Executive acknowledges and agrees that he or she has seven (7) days after the date he or she signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Executive further understands that the Waiver and Release will have no force and effect until the end of that seventh day. If Executive revokes the Waiver and Release, the Company will not be obligated to pay or provide Executive with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.
AGREED TO AND ACCEPTED this

______ day of _________________, 20__.

[Name]

Exhibit B
Executives

Title
Chief Executive Officer
Senior Vice Presidents
Vice Presidents